Exhibit 21.1

SPAR Group, Inc.

List of Subsidiaries

100 % Owned Subsidiaries	State/Country of Incorporation
PIA Merchandising Co , Inc.	California
PIA Merchandising Limited	Nova Scotia, Canada
Pacific Indoor Display Co , Inc.	California
SPAR Acquisition, Inc.	Nevada
SPAR All Store Marketing Services, Inc.	Nevada
SPAR Canada Company	Nova Scotia, Canada
SPAR Wings & Ink Company	Nova Scotia, Canada
SPAR Canada, Inc.	Nevada
SPAR Group International, Inc.	Nevada
SPAR Incentive Marketing, Inc.	Delaware
SPAR International LTD	Cayman Islands
SPAR Marketing, Inc. (f/k/a SPAR Acquisition, Inc.)	Delaware
SPAR Marketing Force, Inc.	Nevada
SPAR Trademarks, Inc.	Nevada
SPAR Merchandising Romania, Ltd.	Romania
SPAR China Ltd.	China
SPAR FM Japan, Inc.	Japan
SPAR Solutions Merchandising Private Limited	India
SPAR Shanghai	China
NMS Retail Services, ULC	Nova Scotia, Canada
National Assembly Services, Inc.	New Jersey
51% Owned International Subsidiaries	Country
SGRP Meridian (Pty), Ltd.	South Africa
SPAR Turkey Ltd.	Turkey
UAB SPAR RSS Baltic	Lithuania
SPARFACTS Australia (Pty), Ltd.	Australia
S.C. SPAR City S.R.L.	Romania
SPAR (Shanghai) Marketing Management Company Ltd.	China